Exhibit 10 — Change of Control Severance Agreement dated November 7, 2005 between Juniata Valley Financial
Corp. and The Juniata Valley Bank and JoAnn N. McMinn.
CHANGE OF CONTROL SEVERANCE AGREEMENT
     THIS CHANGE OF CONTROL SEVERANCE AGREEMENT is entered into this 7th day of November 2005, between JUNIATA VALLEY FINANCIAL CORP., a Pennsylvania business corporation having its principal place of business in Mifflintown, Pennsylvania, and THE JUNIATA VALLEY BANK, a state-chartered bank located in Juniata, Pennsylvania (collectively, the “Bank”), and JOANN N. MCMINN, an individual residing at 1510 Green Lane, Reedsville, Pennsylvania 17084 (the “Employee”).
     WHEREAS, the Employee has substantial knowledge, ability and experience which are beneficial to the successful operation of the Bank; and
     WHEREAS, the Employee has recently accepted the position of Chief Financial Officer at Bank (“CFO”); and
     WHEREAS, the Bank desires to secure for itself the benefit of the Employee’s knowledge, ability and experience and be assured of the Employee’s active participation in the business operations of the Bank; and
     WHEREAS, Employee will acquire and use extensive knowledge and information about the Bank’s operations, much of which is confidential and proprietary in nature; and
     WHEREAS, the Bank wishes to protect its confidential and proprietary information as well as its general business interests; and
     WHEREAS, the Employee and the Bank wish to enter into this Agreement in order to protect the confidential and proprietary interests of the Bank and to induce the Employee to become actively involved in the business operations of the Bank by providing the Employee with the opportunity to receive benefits under this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties agree as follows:
1. SEVERANCE BENEFIT. In consideration for agreeing to be bound hereunder, the Employee will become eligible to receive the benefit provided in this Agreement. The benefit payable under this Agreement is triggered upon termination of Employee’s employment upon the occurrence of any of the events set forth in Section 2 hereof following a Change of Control as defined in section 6. (b) of this Agreement. The severance benefit will be equal to that amount which, when reduced to its present value (determined by using a discount rate equal to one hundred twenty(120%) percent of the applicable federal rate, as determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended, compounded semiannually) equals 2.95 times Employee’s Average Annual Compensation. For purposes of this Section, Employee’s Average Annual Compensation, shall be the average of Employee’s annual compensation payable by the Bank and includible in Employee’s gross income for the five (5) most recent taxable years (or such shorter period as Employee has been employed by Bank, if less than five years) ending before the date on which Employee’s employment with the Bank was terminated.
     The benefit shall be in the form of a lump sum payment and shall be made no later than thirty (30) days following the effective date of the termination.
     In the event Employee should breach Employee’s obligations under this Agreement at any time, the Bank’s obligation under this Section shall terminate immediately.
     2. TERMINATION OF EMPLOYMENT. If a Change of Control shall occur and if thereafter, at any time, there shall be:
     (a) Any involuntary termination of Employee’s employment (other than for Cause);
     (b) Any reduction in Employee’s title, responsibilities or authority, including such title, responsibilities or authority as such may be increased from time to time;
     (c) Any reduction in Employee’s salary in effect immediately prior to a Change of Control, or any failure to provide Employee with benefits at least as favorable as those enjoyed by Employee under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Bank in which Employee participated immediately prior to a Change of Control, or the taking of any action that would materially reduce any of such compensation or benefits in effect at the time of the Change of Control, unless such reduction relates to a reduction applicable to all employees generally;
     (d) Any reassignment of Employee beyond a forty-five (45) minute commute by automobile from Mifflintown, Pennsylvania; or
     (e) Any requirement that Employee travel in performance of her duties on behalf of the Bank for a greater period of time during any year than was required of Employee during the year preceding the year in which the Change of Control occurred;
then, at the option of Employee, exercisable by Employee within one hundred eighty (180) days of the occurrence of any of the foregoing events, the Employee may resign from employment (or, if involuntarily terminated, give notice of intention to collect the benefit hereunder) by delivering a notice in writing (the “Notice of Termination”) to the Bank.
     3. DURATION OF AGREEMENT. This Agreement shall remain in effect only while the Employee is the CFO or in a higher ranking position (as determined by the Board of Directors) of the Bank.
     4. UNAUTHORIZED DISCLOSURE. During the term of this Agreement or at any later time, the Employee shall not, without the written consent of the Bank, disclose to any person (including an employee of the Bank or a Subsidiary), other than a person to whom disclosure is reasonably necessary or appropriate or required in connection with the performance by the Employee of her duties as an Employee of the Bank, any material confidential information obtained by her while in the employ of the Bank or any Subsidiary with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, methods of distribution or business practices, the disclosure of which reasonably would be expected to materially damage the Bank; provided, however, that for purposes of this Agreement, confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Bank.
     5. RESTRICTIVE COVENANTS. Except as otherwise provided below, upon termination of her employment with the Bank (or a Subsidiary), regardless of the circumstances or reasons for such termination, the Employee covenants and agrees as follows:
     (a) NONCOMPETITION. Upon any termination of employment of Employee which results in the payment of the Severance Compensation referred to in Paragraph 1, Employee shall not directly or indirectly enter into or engage in the banking business, either as an individual, or as a partner or joint venturer, or as an employee, agent, officer, or director of another banking institution, for a period of two (2) years after such termination, which would involve the performance by Employee of active duties in the geographical area within a forty (40) mile radius of Mifflintown, Pennsylvania. The existence of any material claim or cause of action of the Employee against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of this covenant. The Employee acknowledges and agrees that enforcement of this covenant not to compete will not prevent her from earning a livelihood and that any breach of the restrictions set forth in this paragraph will result in irreparable injury to the Bank for which it shall have no adequate remedy at law, and that, therefore, the Bank shall be entitled to injunctive relief in order to enforce the provisions hereof. In the event that this paragraph shaft be determined by any court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.
     (b) RETURN OF MATERIALS. Upon termination of employment with the Bank for any reason, including a termination of employment in conjunction with a Change of Control, the Employee shall immediately deliver to the Bank all correspondence, manuals, letters, notes, notebooks, reports and any other documents and tangible items containing or constituting confidential information about the Bank maintained at her office and shall promptly deliver all said materials held by her at other locations.
     (c) NONSOLICITATION OF EMPLOYEES. The Employee shall not entice or solicit, directly or indirectly, any other Employees or key management personnel of the Bank to leave the employ of the Bank or its Subsidiaries to work with the Employee or any entity with which the Employee has affiliated for a period of one year following the Employee’s termination of employment with the Bank for any reason, including a termination of employment in conjunction with a Change of Control.
     (d) NONSOLICITATION OF CUSTOMERS. The Employee shall not entice or solicit, directly or indirectly, any client or customer of the Bank or any Subsidiary for a period of one year following the Employee’s termination of employment with the Bank for any reason, including a termination of employment in conjunction with a Change of Control.
     (e) REMEDY. The Employee acknowledges and agrees that any breach of the restrictions set forth in Sections 4 and 5 shall be deemed a material breach of this Agreement and will result in irreparable injury to the Bank for which it shall have no meaningful remedy in law and the Bank shall be entitled to injunctive relief in order to enforce provisions hereof. Upon obtaining such injunction, the Bank shall be entitled to pursue reimbursement from the Employee and/or the Employee’s employer of costs incurred in securing a qualified replacement for any employee enticed away from the Bank by the Employee. Further, the Bank shall be entitled to set off against or obtain reimbursement from the Employee of any payments owed or made to the Employee by the Bank hereunder.
     6. DEFINITIONS.
     (a ) SUBSIDIARY. For purposes of this Agreement, the term “Subsidiary” shall mean any bank, Bank or other entity of which the Bank owns, directly or indirectly through one or more Subsidiaries, a majority of each class of equity security having ordinary voting power in an election of directors.
     (b) CHANGE OF CONTROL. For purposes of this Agreement, the term “Change of Control” shall mean:
i)	An acquisition by any “person” or “group” (as those terms are defined or used in Section 13(d) of the Exchange Act) of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, specifically, including the signing of a definitive agreement to acquire securities of JUVF) of securities of Juniata Valley Financial Corp. (“JUVF”) representing 24.99% or more of the voting power of JUVF’s securities then outstanding;

ii)	A merger, consolidation or other reorganization of Bank, except where the resulting entity is controlled, directly or indirectly, by JUVF;

iii)	A merger, consolidation or other reorganization of JUVF, except where shareholders of JUVF immediately prior to consummation of any such transaction continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction are former members of JUVF’s Board of Directors;

iv)	A sale, exchange, transfer or other disposition of substantially all of the assets of JUVF to another entity, or a corporate division involving JUVF; or

v)	A contested proxy solicitation of the shareholders of JUVF that results in the contesting party obtaining the ability to cast 25% or more of the votes entitled to be cast in an election of directors of JUVF.
(c) TERMINATION FOR CAUSE. For purposes of this Agreement, Employee’s “Termination for Cause” shall mean that Employee is terminated for any of the following reasons:
i)	Negligent or willful failure or the continuing inability to perform duties and functions reasonably assigned to Employee by the Board of Directors, which neglect or failure is not corrected within thirty (30) days following receipt of written notice of default;

ii)	The commission or a criminal act against the Bank by Employee;

iii)	Default by the Employee in the performance of her obligations under this Agreement, which default is not corrected within thirty (30) days following receipt of written notice of default.
     7. NOTICE. For the purposes of this Agreement, notices and all other communications shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:	JoAnn N. McMinn
1510 Green Lane
Reedsville, PA 17084

If to the Bank:	Juniata Valley Financial Corp. and
The Juniata Valley Bank
P.O. Box 66
Mifflintown, PA 17059
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon actual receipt.
     8. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the Employee and her heirs and personal representatives, and the Bank and any successor to the Bank.
     9. ENFORCEMENT OF SEPARATE PROVISIONS. Should any provision of this Agreement be ruled unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
     10. AMENDMENT. Except as otherwise provided herein, this Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. This Agreement may be amended to enhance the benefits available to the Employee hereunder at any time, provided the Employee consents in writing to any such amendment.
     11. ARBITRATION. In the event that any disagreement or dispute shall arise between the parties concerning this Agreement, the issue(s) will be submitted to binding arbitration in the City of Harrisburg, PA pursuant to the rules of the American Arbitration Association. Any award entered shall be final and binding upon the parties hereto and judgment upon the award may be entered in any court having jurisdiction thereof. Attorneys’ fees and administrative court costs incurred in connection with such actions shall be paid by the Bank.
     12. EMPLOYMENT. Nothing contained herein shall be construed as conferring upon the Employee the right to continue in the employ of the Bank.
     13. PAYMENT OF MONEY DUE DECEASED EMPLOYEE. If the Employee dies prior the payment of any moneys that may be due her from the Bank under this Agreement as of the date of death, such moneys shall be paid to the executor, administrator, or other personal representative of the Employee’s estate.
     14. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
     15. CAPTIONS; PRONOUNS. All captions are for convenience only and do not form a substantive part of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

Attest:	JUNIATA VALLEY FINANCIAL
CORP.

/s/ Pamela S. Eberman	By:	/s/ Francis J. Evanitsky

Pamela S. Eberman		Francis J. Evanitsky

Attest:	THE JUNIATA VALLEY BANK

/s/ Pamela S. Eberman	By:	/s/ Francis J. Evanitsky

Pamela S. Eberman		Francis J. Evanitsky

Witness:	EMPLOYEE:

/s/ Judy Robinson	/s/ JoAnn N. McMinn

Judy Robinson	JoAnn N. McMinn